Exhibit 99.1

Einstein Noah Restaurant Group Acquires Kettleman Bagel Company

Quick-Casual Leader Acquires Five-Store Bagel Chain in Portland, Positions Itself for Further

Growth in the Pacific Northwest

LAKEWOOD, Colo. — November 29, 2011 — Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, announced today the acquisition of Kettleman Bagel Company, a five-store bagel chain in Portland, Oregon. The acquisition is part of the Einstein Noah’s strategic growth plan aimed at strengthening its competitive position within the Pacific Northwest market. The Company expects to rebrand all five locations into one of its other brands in the future.

Jeff O’Neill, President and Chief Executive Officer of Einstein Noah, stated, “This acquisition fits well within our aggressive growth strategy as we believe there is tremendous opportunity for Einstein Noah in this market. We congratulate Jeffrey Wang on creating a thriving business and look forward to welcoming Kettleman Bagels into the Einstein Noah family, as we pursue our goal of accelerating unit growth through a combination of corporate, franchise, and licensed expansion.”

Jeffrey Wang, President and Chief Executive Officer of Kettleman Bagel Company, stated, “I have complete confidence in the Einstein Noah management team and respect their commitment to bring quality, fresh baked and healthy food options to the communities they serve. The Company’s proven success and personable culture made becoming part of Einstein Noah an attractive and easy decision. Now I can retire knowing my company is in good hands.”

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.® and Noah’s New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The Company’s retail system consists of more than 750 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

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